Exhibit 10.2

AMENDMENT TO THE

ADURO BIOTECH, INC.

AMENDED AND RESTATED SEVERANCE PLAN

AND

SUMMARY PLAN DESCRIPTION

This Amendment (this “Amendment”) to the Aduro Biotech, Inc. Amended and Restated Severance Plan and Summary Plan Description (the “Severance Plan”), is made and adopted by the Board of Directors (the “Board”) of Aduro Biotech, Inc., a Delaware corporation (the “Company”), effective as of June 29, 2020 (the “Amendment Date”).

RECITALS

WHEREAS, the Company maintains the Severance Plan; and

WHEREAS, pursuant to the that certain Agreement and Plan of Merger and Reorganization among Aduro Biotech, Inc., Aspire Merger Sub, Inc., and Chinook Therapeutics U.S., Inc. dated as of June 1, 2020 (the “Merger Agreement”), the Company shall make certain amendments to the Severance Plan.

NOW, THEREFORE, BE IT RESOLVED, that the Severance Plan is hereby amended as follows, subject to, and effective as of the Amendment Date:

AMENDMENT

1.    The Severance Plan is hereby amended to provide that the definition Change in Control under the Plan additionally include the consummation of the transactions contemplated by the Merger Agreement.

2.    The Severance Plan is hereby amended to provide that, notwithstanding anything to the contrary therein, in the event a Covered Employee (as defined in the Severance Plan) becomes eligible to receive severance benefits thereunder pursuant to a Non-Change in Control Termination (as defined in the Severance Plan) that occurs prior to the Effective Time (as defined in the Merger Agreement):

(a)    Such Covered Employee shall be entitled to receive any Change in Control Termination payments and benefits set forth in Section III(b) of the Severance Plan that exceed the Non-Change in Control Termination payments and benefits set forth in Section III(a) of the Severance Plan (the “Additional Benefits”); provided, that the payment of the Additional Benefits shall be contingent upon the Effective Time and the Covered Employee’s execution and delivery of the Release in accordance with the terms of the Severance Plan;

(b)    Any Additional Benefits shall be paid in a lump sum, or provided, as applicable, upon the Effective Time, subject to Section V of the Severance Plan; provided that in the event that the Effective Time has not occurred by March 15, 2021, the cash portion of any Additional

Benefits shall be paid in a lump sum no later than March 15, 2021, subject to repayment by the Covered Employee to the Company of such cash portion in the event that the Effective Time does not occur by December 31, 2021; and

(c)     Notwithstanding any contrary terms of the agreements evidencing the Covered Employee’s equity award agreements, the unvested portions of such equity awards will remain outstanding following the Covered Employee’s Non-Change in Control Termination until the Effective Time, but during such period, such equity awards will not be eligible to vest, or as applicable, be exercised, and in the event any outstanding options held by a Covered Employee vest upon the Effective Time pursuant to Section 2(b) above, such options shall remain outstanding and exercisable until the three (3)-month anniversary of the Effective Time; notwithstanding the foregoing, in the event that the Effective Time has not occurred by March 15, 2021, the vesting of any restricted stock units that are subject to acceleration on account of Covered Employee’s termination prior to the Effective Time shall accelerate in full and such restricted stock units shall be settled no later than March 15, 2021, subject to repayment by the Covered Employee to the Company of the fair market value of such accelerated shares (with such fair market value determined based on the closing price of the Company’s stock on the settlement date) in the event that the Effective Time does not occur by December 31, 2021.

3.    The first sentence of Section VII(b) of the Severance Plan is hereby amended and restated in its entirety to read as follows:

“The Plan Administrator reserves the right to amend or terminate the Plan at any time in its discretion; provided, however, notwithstanding anything herein to the contrary, including without limitation, Section IX(e) hereof, any amendment or termination of the Plan that would adversely affect a particular employee will not be effective as to such employee without his or her written consent if such amendment or termination is to occur upon or at any time following the occurrence of a Change in Control.”

4.    The Severance Plan is hereby amended to provide that, notwithstanding anything in the Severance Plan to the contrary, in the event that a Covered Employee (as defined in the Severance Plan) becomes eligible to receive equity acceleration benefits in connection with a Change in Control (including without limitation, the consummation of the transactions contemplated by the Merger Agreement) that occurs during calendar year 2020, any vesting acceleration with respect to equity awards held by the Covered Employee that were granted on February 21, 2020 shall be solely with respect to that number of shares that would have vested and become exercisable had the Covered Employee’s service with the Company continued through February 21, 2021.

5.     This Amendment shall be and hereby is incorporated into and forms a part of the Plan, and except as expressly provided herein, all terms and conditions of the Plan shall remain in full force and effect. Notwithstanding anything contained herein, in the event that the Merger Agreement is terminated or the Effective Time (as defined in the Merger Agreement) otherwise does not occur for any reason, this Amendment shall automatically, and without notice, terminate, and the provisions of this Amendment shall be of no force or effect.